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Exhibit 99.1

FOR IMMEDIATE RELEASE

PHARMACOPEIA AND EOS TERMINATE MERGER AGREEMENT
Pharmacopeia Special Meeting of Stockholders Cancelled

        PRINCETON, NJ, January 17, 2002—Pharmacopeia, Inc. (Nasdaq: PCOP) and Eos Biotechnology today announced that their Boards of Directors have mutually agreed to terminate the merger agreement signed in August 2001. Pharmacopeia's special meeting of stockholders scheduled for 9:00 a.m. on Friday, January 18, 2002 has been cancelled.

        "We remain optimistic about the future prospects of the science, technology and people at Pharmacopeia," said Joseph A. Mollica, PhD, Chairman, President and CEO. "We believe there are many ways in which we can prosper by adding to and leveraging our existing biology and chemistry capabilities. We will continue to pursue the many alternatives available to us."

        Pharmacopeia (www.pharmacopeia.com) provides enabling science and technology that accelerates and improves the drug discovery and chemical development processes. Pharmacopeia's Drug Discovery segment integrates proprietary small molecule combinatorial and medicinal chemistry, high-throughput screening, in-vitro pharmacology, computational methods and informatics to discover and optimize lead compounds. Pharmacopeia's software subsidiary, Accelrys, develops and commercializes molecular modeling and simulation software for the life sciences and materials research, cheminformatics and decision support systems, and bioinformatics tools including gene sequence analysis. The business also provides consulting services to its customers in drug discovery and chemical development. Pharmacopeia employs approximately 800 people, generated 2000 revenues of approximately $119 million, and is headquartered in Princeton, NJ.

        When used anywhere in this document, the words "expects", "believes", "anticipates", "estimates" and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein may include statements addressing future financial and operating results of Pharmacopeia and the timing, benefits and other aspects of the proposed merger. Pharmacopeia has based these forward-looking statements on its current expectations about future events. Such statements are subject to risks and uncertainties including, but not limited to, the successful implementation of Pharmacopeia's strategic plans, the acceptance of new products, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, and other risks described in documents Pharmacopeia has filed with the SEC, including its most recent report on Form 10-K and subsequent reports on Form 10-Q. All forward-looking statements in this document are qualified entirely by the cautionary statements included in this document and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document. Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contacts:
Bruce Myers	Sue Rodney
Chief Financial Officer	Manager, Investor Relations
858/799-5575	(609) 452-3643
bmyers@accelrys.com	srodney@pharmacop.com

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PHARMACOPEIA AND EOS TERMINATE MERGER AGREEMENT